Exhibit 99.1

News Release

GlobalSantaFe Corporation	15375 Memorial Drive	Houston, Texas 77079	Tel 281.925.6000	Fax 281.925.6450

GlobalSantaFe Announces Second-Quarter 2007 Results

Contract Drilling Operating Income Improves 88%

Houston, Aug. 1, 2007 – Worldwide oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today reported net income for the quarter ended June 30, 2007, of $369.8 million, or $1.60 per diluted share, on revenues of $1.074 billion. The results compare with net income of $248.5 million, or $1.01 per diluted share, on revenues of $773 million for the second quarter of 2006.

Results for the second quarter of 2006 included hurricane-related, after-tax gains of $63.7 million, or 26 cents per diluted share. Excluding these gains, second-quarter 2006 net income was $184.8 million, or 75 cents per diluted share.

For the six months ended June 30, 2007, GlobalSantaFe reported net income of $717.2 million, or $3.09 per diluted share, on revenues of $1.977 billion, compared with net income of $411.4 million, or $1.65 per diluted share, on revenues of $1.453 billion for the corresponding six-month period of 2006.

“GlobalSantaFe turned in another great quarter with record financial results as we continued to benefit from strong international rig demand and the resulting improvement in our average dayrates,” said GlobalSantaFe President and CEO Jon Marshall. “I am especially pleased that our people have maintained their outstanding safety and operational performance through this period of continued growth.”

Second Quarter 2007 Analysis

The company’s contract drilling segment contributed operating income of $408.1 million in the second quarter of 2007, an 88 percent increase over contract drilling operating income of $216.7 million for the same period of 2006. This improvement was due primarily to a 56 percent increase in average revenues per day to $177,100 per rig in the second quarter of 2007 from $113,700 in the second quarter of 2006, partially offset by higher operating expenses in the 2007 period.

The combined drilling management services and oil and gas segments reported operating income of $25.2 million on revenues of $233.3 million for the second quarter of 2007, compared with operating income of $14.1 million on revenues of $189.8 million in the second quarter of 2006. The improvement resulted primarily from three successful turnkey projects in the North Sea. The segment reported a total of 21 turnkey projects during the second quarter of 2007.

Share Repurchases

GlobalSantaFe continued to repurchase its stock during the second quarter under a $2 billion buyback program authorized by its board of directors in March 2006. The company has repurchased $1.53 billion of its ordinary shares through June 30, 2007. By the close of the second quarter, the company had retired 25.3 million shares, or 10 percent of the shares that were outstanding at the commencement of this share repurchase program. Pursuant to the merger agreement with Transocean announced July 23, 2007, GlobalSantaFe’s repurchase program and quarterly dividend have been suspended.

Conference Call

GlobalSantaFe will hold a conference call to discuss its 2007 second quarter results on Thursday, Aug. 2, 2007, at 10 a.m. CDT / 11 a.m. EDT. To listen to the live call by phone, dial 617-597-5310 (reference code 57323689). To listen over the Internet, go to the GlobalSantaFe Web site at http://www.globalsantafe.com.

A recording of the call will be available for replay from 1 p.m. CDT/ 2 p.m. EDT on Aug. 2 through 12 a.m. CDT/ 1 a.m. EDT on Aug. 16. To hear the replay by phone, dial 617-801-6888 (reference code 42335869). To listen over the Internet, go to the GlobalSantaFe Web site at http://www.globalsantafe.com.

To the extent not provided in the call, reconciliations of any non-GAAP measures discussed in the call will be available on the Investor Relations page of the GlobalSantaFe Web site in the form of this earnings release or other materials. To access this information online, go to http://www.globalsantafe.com and click on the “Investor Relations” link.

About GlobalSantaFe

GlobalSantaFe is one of the largest offshore oil and gas drilling contractors and the leading provider of drilling management services worldwide. The company owns or operates a contract drilling fleet of 37 premium jackup rigs; six heavy-duty, harsh environment jackups; 11 semisubmersibles and three dynamically positioned, ultra-deepwater drillships, as well as two semisubmersibles owned by third parties and operated under a joint venture agreement. In addition, an ultra-deepwater semisubmersible is under construction and scheduled for delivery in early 2009. For more information about GlobalSantaFe, go to http://www.globalsantafe.com.

Contact Information

Investors:	Media:
Richard Hoffman	Jeff Awalt
281-925-6441	281-925-6448

GlobalSantaFe Corporation

Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Contract drilling	$840.2	$583.6	$1,607.9	$1,101.7
Drilling management services	212.9	176.0	339.1	320.7
Oil and gas	20.4	13.8	30.0	30.4

Total revenues	1,073.5	773.4	1,977.0	1,452.8

Expenses:
Contract drilling	353.5	297.0	686.7	566.0
Drilling management services	196.3	169.8	321.8	314.6
Oil and gas	7.4	3.5	12.8	9.1
Depreciation, depletion and amortization	84.9	74.2	163.9	147.9
Involuntary conversion of long-lived assets, net of related recoveries, loss of hire recoveries and gain on dispositions of equipment	(0.4)	(66.4)	(57.1)	(85.3)
General and administrative	21.2	18.7	47.6	43.1

Total operating expenses	662.9	496.8	1,175.7	995.4

Operating income	410.6	276.6	801.3	457.4
Other income (expense):
Interest expense	(11.6)	(9.2)	(22.5)	(18.4)
Interest capitalized	3.7	7.6	7.2	15.2
Interest income	7.5	6.1	12.5	14.3
Other	2.0	(3.9)	2.4	(1.6)

Total other income (expense)	1.6	0.6	(0.4)	9.5

Income before income taxes	412.2	277.2	800.9	466.9
Provision for income taxes:
Current tax provision	20.0	19.0	45.2	35.7
Deferred tax provision	22.4	9.7	44.2	19.8

Total provision for income taxes	42.4	28.7	89.4	55.5

Income from continuing operations	369.8	248.5	711.5	411.4
Income from discontinued operations, net of tax effect	—	—	5.7	—

Net income	$369.8	$248.5	$717.2	$411.4

Earnings per ordinary share:
Basic
Income from continuing operations	$1.62	$1.02	$3.11	$1.68
Income from discontinued operations	—	—	0.02	—

Net income	$1.62	$1.02	$3.13	$1.68

Diluted
Income from continuing operations	$1.60	$1.01	$3.06	$1.65
Income from discontinued operations	—	—	0.03	—

Net income	$1.60	$1.01	$3.09	$1.65

Average ordinary shares:
Basic	227.7	243.3	229.0	244.9
Diluted	230.9	246.8	232.3	248.8

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheet

(In millions)

	June 30, 2007	December 31, 2006

Current assets:
Cash and cash equivalents	$648.7	$336.4
Marketable securities	25.2	12.5
Accounts receivable, net of allowances	783.0	653.4
Accounts receivable from insurers	104.8	138.9
Prepaid expenses	55.1	68.8
Other current assets	41.0	23.7

Total current assets	1,657.8	1,233.7
Net properties	4,627.5	4,514.6
Goodwill	334.4	339.2
Deferred income taxes	34.2	34.3
Other assets	129.3	98.4

Total assets	$6,783.2	$6,220.2

Current liabilities:
Accounts payable	$354.1	$284.5
Other accrued liabilities	262.0	278.6

Total current liabilities	616.1	563.1
Long-term debt	730.0	623.9
Capital lease obligations	16.1	15.4
Deferred income taxes	71.1	27.7
Other long-term liabilities	179.5	143.0
Shareholders’ equity:
Ordinary shares and additional paid-in capital	3,200.7	3,178.6
Retained earnings	2,070.2	1,764.1
Accumulated other comprehensive loss	(100.5)	(95.6)

Total shareholders’ equity	5,170.4	4,847.1

Total liabilities and shareholders’ equity	$6,783.2	$6,220.2

GlobalSantaFe Corporation

Condensed Consolidated Statement of Cash Flows

(In millions)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	$717.2	$411.4
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, depletion and amortization	163.9	147.9
Deferred income taxes	44.2	19.8
Stock-based compensation expense	21.0	21.5
Involuntary conversion of long-lived assets, net of related recoveries, loss of hire recoveries and gain on dispositions of equipment	(57.1)	(85.3)
Cash received from insurance for loss of hire and other recoveries	34.9	—
Increase in accounts receivable	(154.1)	(101.5)
(Increase) decrease in prepaid expenses and other current assets	(3.5)	2.3
Increase in deferred mobilization costs	(8.0)	(2.8)
Increase in accounts payable	71.9	37.9
Decrease in accrued liabilities	(21.6)	(5.3)
Increase in deferred revenues	26.5	10.2
(Decrease) increase in long-term liabilities	(1.1)	17.3
Contributions to defined benefit plans	(8.0)	(57.6)
Other, net	(8.3)	(4.6)

Net cash flow provided by operating activities	817.9	411.2

Cash flows from investing activities:
Capital expenditures	(292.3)	(276.7)
Cash received from insurance for involuntary conversion of long-lived assets	57.9	—
Purchases of available-for-sale marketable securities	(136.0)	(915.3)
Proceeds from sales of available-for-sale marketable securities	123.8	1,035.9
Proceeds from disposals of properties and equipment	32.9	1.5

Net cash flow used in investing activities	(213.7)	(154.6)

Cash flows from financing activities:
Dividend payments	(103.4)	(110.5)
Borrowings under credit facility	145.0	—
Payments on credit facility	(35.0)	—
Excess tax deduction resulting from option exercises	9.2	4.8
Payments on capitalized lease obligations	(8.2)	(8.4)
Proceeds from issuance of ordinary shares	77.0	125.4
Payments for ordinary shares repurchased and retired	(376.5)	(498.7)

Net cash flow used in financing activities	(291.9)	(487.4)

Increase (decrease) in cash and cash equivalents	312.3	(230.8)
Cash and cash equivalents at beginning of period	336.4	562.6

Cash and cash equivalents at end of period	$648.7	$331.8

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except average revenues per day)

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006
Revenues:
Contract drilling (1)	$884.7	$587.9	$1,654.2	$1,110.1
Drilling management services	222.1	186.2	353.0	335.2
Oil and gas	20.4	13.8	30.0	30.4
Intersegment elimination	(53.7)	(14.5)	(60.2)	(22.9)

Total revenues	$1,073.5	$773.4	$1,977.0	$1,452.8

Operating income:
Contract drilling	$408.1	$216.7	$767.6	$396.9
Drilling management services	16.6	6.2	17.3	6.1
Oil and gas	8.6	7.9	10.7	16.1
Involuntary conversion of long-lived assets, net of related recoveries, loss of hire recoveries and gain on dispositions of equipment	0.4	66.4	57.1	85.3
Corporate operating expenses	(23.1)	(20.6)	(51.4)	(47.0)

Total operating income	410.6	276.6	801.3	457.4
Interest (expense) income, net	(0.4)	4.5	(2.8)	11.1
Other	2.0	(3.9)	2.4	(1.6)

Income before income taxes	$412.2	$277.2	$800.9	$466.9

Depreciation, depletion and amortization included in operating income :
Contract drilling	$78.6	$69.9	$153.6	$138.8
Drilling management	—	—	—	—
Oil and gas	4.4	2.4	6.5	5.2
Corporate	1.9	1.9	3.8	3.9

Total depreciation, depletion and amortization	$84.9	$74.2	$163.9	$147.9

Average rig utilization rate	90%	95%	90%	94%
Average revenues per day (2)	$177,100	$113,700	$168,400	$107,400
Turnkey wells drilled	16	20	28	34
Turnkey well completions	5	8	9	12

(1)	Expense reimbursements included in contract drilling revenues and expenses totaled $27.5 million and $18.8 million for the three months ended June 30, 2007 and 2006, respectively, and $38.7 million and $43.1 million, respectively, for the six months ended June 30, 2007 and 2006. Operating income for these periods was not affected by these reimbursements.

(2)	Average revenues per day is the ratio of rig-related contract drilling revenues divided by the aggregate contract days. The calculation of average revenues per day excludes non-rig related revenues, consisting mainly of reimbursed expenses, of $27.7 million and $19.2 million, respectively, for the three months ended June 30, 2007 and 2006, respectively, and $39.1 million and $43.8 million, respectively, for the six months ended June 30, 2007 and 2006.